Exhibit 10.1

Black Knight, Inc.

Amended and Restated 2015 Omnibus Incentive Plan

Notice of Restricted Stock Grant

You (the “Grantee”) have been granted the following award of restricted Shares of common stock (the “Restricted Stock”), par value $0.0001 per share (the “Shares”), by Black Knight, Inc. (the “Company”), pursuant to the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”) and the terms set forth in the attached Restricted Stock Award Agreement:

Name of Grantee:	Participant Name
Number of Shares of Restricted Stock Granted:	Number of Awards Granted
Effective Date of Grant:	Grant Date
Vesting and Period of Restriction:

Subject to the terms of the Plan and the Restricted Stock Award Agreement attached hereto, the Period of Restriction shall lapse, and the Shares shall vest and become free of the forfeiture provisions contained in the Restricted Stock Award Agreement, with respect to 100% of the shares on the first anniversary of the Effective Date of Grant.

By your electronic acceptance/signature below, you agree and acknowledge that the Restricted Stock is granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Award Agreement. If you have not accepted or declined this Restricted Stock Grant, including the terms of this Notice and Restricted Stock Award Agreement, prior to the first anniversary of the Effective Date of Grant, you are hereby advised and acknowledge that you shall be deemed to have accepted the terms of this Notice and Restricted Stock Award Agreement on such first anniversary of the Effective Date of Grant.

Electronic SignatureElectronic Signature

Acceptance DateAcceptance Date

Black Knight, Inc.

Amended and Restated 2015 Omnibus Incentive Plan

Restricted Stock Award Agreement

(Directors)

Section 1.	GRANT OF RESTRICTED STOCK
(a) Restricted Stock.  On the terms and conditions set forth in the Notice of Restricted Stock Grant (the “Notice”) and this Restricted Stock Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Shares of Restricted Stock (the “Restricted Stock”) set forth in the Notice.
(b) Plan and Defined Terms.  The Restricted Stock is granted pursuant to the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”).  All terms, provisions, and conditions applicable to the Restricted Stock set forth in the Plan and not set forth herein are hereby incorporated by reference herein.  To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern.  All capitalized terms that are used in the Notice or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.
Section 2.	FORFEITURE AND TRANSFER RESTRICTIONS
(a) Forfeiture.  Except as otherwise provided Section 2(d) or in the Grantee’s employment, director services or similar agreement in effect at the time of the termination:
(i)If the Grantee’s employment or service as a Director or Consultant is terminated for any reason other than death, or Disability (as defined below), the Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock to the extent such Shares are subject to a Period of Restriction at the time of such termination.
(ii)If the Grantee’s employment or service as a Director or Consultant is terminated due to the Grantee’s death or Disability, a portion of the Shares which on the date of termination remain subject to a Period of Restriction shall vest and become free of the forfeiture and transfer restrictions contained in the Agreement.   The portion which shall vest shall be determined by the following formula (rounded to the nearest whole Share):

(A x B) – C, where

A = the total number of Shares granted under this Agreement,

B = the number of completed months to the date of termination since the Effective Date of Grant divided by 12, and

C = the number of Shares granted under this Agreement which vested on or prior to the date of termination.

All Shares that are subject to a Period of Restriction on the date of termination of employment or service as a Director or Consultant and which will not be vested pursuant to Section 2(a)(ii) above, shall be forfeited to the Company, for no consideration.

(iii)The term “Disability” shall have the meaning ascribed to such term in as defined in Treasury Regulation Section 1.409A–3(i)(4).
(b) Transfer Restrictions.  During the Period of Restriction, the Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent such Shares are subject to a Period of Restriction.
(c) Lapse of Restrictions.  The Period of Restriction shall lapse as to the Restricted Stock in accordance with the Notice and the terms of this Agreement.  Subject to the terms of the Plan and Section 6(a) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions.

(d) Change in Control.  Notwithstanding anything to the contrary in the Plan or any employment, director services or similar agreement in effect at the time of termination, the Restricted Stock will not vest solely due to a Change in Control; however, any Period of Restriction or other restriction imposed on the Restricted Stock that has not previously lapsed shall immediately lapse upon the earlier of the end of the original Period of  Restriction or a termination by the Company of Grantee’s employment or service as a Director or Consultant (including, with respect to a Director, a termination of service due to the Director not being re-elected to the Board (including as a result of the Board’s failure to nominate such Director for re-election to the Board) at the time of, or within 12 months immediately following, the Change in Control.  Notwithstanding anything to the contrary in the Plan, the Restricted Stock shall not vest upon a Change in Control unless the transaction or event constitutes a “change in control event” as that term is defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

Section 3.	STOCK CERTIFICATES

As soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee’s name in certificate or book-entry form.  If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed.  If the Shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration.  The Grantee may be required to execute and return to the Company a blank stock power for each Restricted Stock certificate (or instruction letter, with respect to Shares registered in book-entry form), which will permit transfer to the Company, without further action, of all or any portion of the Restricted Stock that is forfeited in accordance with this Agreement.

Section 4. SHAREHOLDER RIGHTS

Except for the transfer and dividend restrictions, and subject to such other restrictions, if any, as determined by the Committee, the Grantee shall have all other rights of a holder of Shares, including the right to vote (or to execute proxies for voting) such Shares.  Unless otherwise determined by the Committee, if all or part of a dividend in respect of the Restricted Stock is paid in Shares or any other security issued by the Company, such Shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid.

Section 5.	DIVIDENDS
(a) Any dividends paid with respect to Shares which remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.
(b) Such held dividends shall be subject to the same Period of Restriction as the Shares to which they relate.
(c) Any dividends held pursuant to this Section 5 which are attributable to Shares which vest pursuant to this Agreement shall be paid to the Grantee within 30 days of the applicable vesting date.
(d) Dividends attributable to Shares forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Shares are forfeited.
Section 6.	MISCELLANEOUS PROVISIONS
(a) Tax Withholding.  Pursuant to Article 20 of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award.  The Committee may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations.  The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense.  Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
(b) Confidential Information.  Grantee will occupy a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their respective operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates.  Grantee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be.  Grantee will keep confidential and, outside the scope of Grantee’s duties and responsibilities with the Company and its affiliates, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will Grantee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section.  Accordingly, during such time as Grantee is employed by or provides services as a Director or Consultant to the Company and at all times thereafter Grantee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Grantee utilize any such information, either alone or with others, outside the scope of Grantee’s duties and responsibilities with the Company and its affiliates.
(c) Ratification of Actions.  By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice by the Company, the Board or the Committee.
(d) Notice.  Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid.  Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(e) Choice of Law.  This Agreement and the Notice shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice to be governed by or construed in accordance with the substantive law of another jurisdiction.
(f) Arbitration.  Subject to, and in accordance with the provisions of Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice, provided that all substantive questions of law shall be determined in accordance with the state and federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.
(g) Modification or Amendment.  This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.
(h) Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(i) References to Plan.  All references to the Plan shall be deemed references to the Plan as may be amended from time to time.
(j) Section 409A Compliance.  To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S.  Department of the Treasury or the Internal Revenue Service and the Plan and the Award Agreement shall be interpreted accordingly.